FOR IMMEDIATE RELEASE

American Realty Capital Properties Responds to Cole Holdings’ Letter to Business Partners

New York, New York, March 22, 2013 – In response to recent statements by Cole Holdings Corporation (“Cole”) in a letter to its “business partners”, American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: ARCP) said today that it continues to believe that the principal issue of importance to the stockholders of Cole Credit Property Trust  III, Inc. (“CCPT III”) is ARCP’s superior and bona fide offer to acquire CCPT III. More importantly, CCPT III stockholders should not be deprived of an opportunity to evaluate the ARCP proposal.

Notwithstanding Cole’s assertions to the contrary, ARCP fails to understand how CCPT III’s board of directors, Goldman Sachs and its other advisors could thoroughly review, analyze or negotiate the ARCP proposal in the best interests of the CCPT III stockholders while having exerted no effort to engage, or even communicate with, ARCP, its management or its advisors. While ARCP does not believe that negotiating in a public forum is the most expedient method to maximize stockholder value for CCPT III, ARCP believes that the letter disseminated yesterday by Cole to its business partners is a distraction filled with many inaccuracies and omissions that distort the true nature of ARCP’s value-creating proposal. As such, Cole’s letter requires thorough fact-checking.

None of Cole’s assertions can disguise the fact that ARCP’s proposal provides CCPT III stockholders with certainty of execution, timing and value in an 80% stock, 20% cash transaction. CCPT III stockholders who elect to receive ARCP common stock will have unlimited upside and a floor of $12.00 per share (cash elections will receive $12.00 per share). This proposal represents at least a 20% premium to the original CCPT III offering price of $10.00 per share, with no lock-up and immediate liquidity for CCPT III stockholders.

Rather than engaging ARCP’s board of directors in a constructive manner, Cole has instead chosen to disseminate false or misleading information. The institutional public markets have embraced the merits of ARCP’s proposal, as evidenced by outsized trading volume of 22 million shares and an increase in its share price of 5.8% over the past two days.

ARCP remains firm in its belief that CCPT III stockholders should be afforded a voice and a choice in connection with such a material transaction. We agree with Cole that an “investor-oriented approach” should be “designed to ensure appropriate alignment of interests” with stockholders; however, it remains unclear how CCPT III’s acquisition of Cole for an amount in excess of $120 million (i.e., its internalization of Cole’s other advisory and non-real estate businesses and broker-dealer) embodies this spirit.

We note that Cole’s letter to its business partners is cleverly bifurcated, and these assertions are those of Cole, a party with clear conflicts of interest in this matter, and not those of the board of directors of CCPT III. Below we have provided the facts in response to Cole’s assertions.

Assertion:	Rather than engaging in a constructive manner, ARCP made their first formal proposal public only 12 hours after sending their letter to the board.

Fact:

Nothing could be further from the truth. ARCP’s management expressed interest in acquiring CCPT III on numerous occasions over the past two months. First, ARCP expressed interest through Goldman Sachs, CCPT III’s financial advisor; and then, ARCP expressed interest directly to CCPT III’s board of directors and management. After receiving no response, ARCP decided to make public its compelling and fully-financed offer to acquire all of the outstanding shares of CCPT III common stock.

Assertion:

Cole’s “transformational transaction” will result in CCPT III owning “a profitable, full scale real estate investment management platform that currently manages over $12 billion of real estate assets for over 160,000 individual investors represented by more than 13,000 financial advisors.”

Fact:

As a leading sponsor in the non-traded REIT industry, Cole is fully aware that numerous industry associations have called for the implementation of industry best practices, including a prohibition on non-traded REIT stockholders being charged a fee to compensate an external manager to become internalized.  This is commonly referred to as an “internalization fee.”

Cole asserts that its “transformational transaction” (at a cost in excess of $120 million paid by CCPT III stockholders) will result in CCPT III owning “a profitable, full-scale real estate investment management platform.” This is, in fact, the very definition of an internalization.

In addition, pursuant to CCPT III’s filings, upon a successful listing, Cole would be entitled to receive additional compensation (as detailed below), bringing the combined internalization and potential listing compensation to an estimated $258 million (plus an undeterminable earn out). CCPT III’s board of directors approved Cole’s outsized compensation without seeking stockholder approval. The merger of Cole with CCPT III is indeed a “transformational transaction,” but for Cole, not for CCPT III’s stockholders.

	Amount	Calculation
Upfront Stock Payment	$128,534,700	10,711,225 shares * $12.00
Upfront Cash Payment	$20,000,000
Contingent Listing Consideration	$25,706,940	2,142,245 shares * $12.00
Earn Out Based on Performance	Undeterminable
Subordinated Incentive Listing Fee	$83,351,250	($12.00 - $10.45(1) * 478,000,000(2) * 15%(3) * 75%(4)
Total	$257,592,890
(1) Hurdle amount
(2) Shares outstanding
(3) Profit participation
(4) 25% reduction in subordinated incentive listing fee

We also note that Cole’s assertion that its platform manages over $12 billion in real estate assets distorts the fact that, once the Cole Credit Property Trust II, Inc. – Spirit Realty Corp. transaction is consummated, Cole’s assets under management would be reduced by approximately $3.2 billion.

Assertion:

The ARCP proposal would produce a combined enterprise that would rely on an external management structure that is viewed unfavorably by the institutional public markets. Whereas CCPT III would become a self-managed publicly listed entity, ARCP proposes externally managing the combined company with a team that has a mixed track record and no history with approximately 75% of the combined portfolio.

Fact:

There are many successful examples of externally managed public companies, including REITs and BDCs. ARCP successfully launched a $70 million IPO as an externally managed REIT in September 2011, raised $134 million in follow-on and preferred offerings and executed a $3.1 billion merger. The institutional public markets have embraced ARCP’s low-cost, external management structure, where acquisition and financing fees have been eliminated and asset management fees were structured to remain significantly below industry averages. This same management team has acquired, managed and sold nearly $20 billion of various real estate types, including the exact type of assets owned by CCPT III, and has a proven track record value creation for investors. More importantly, ARCP’s board of directors has the optionality to internalize management at any time if there is economic benefit to stockholders.

Assertion:

CCPT III has a superior asset portfolio when compared with ARCP’s properties; as a result, on any relevant metric (size, quality, diversification, etc.), the proposed combination would be dilutive to CCPT III

Fact:	As disclosed in ARCP’s investor presentation filed on February 28, 2013, ARCP has a best-in-class portfolio (as shown below) and, through this proposed strength-for-strength merger with CCPT III, the combined company is expected to achieve a premium valuation.

(ARCP, as of 2/28/13)

Total Square Feet	16.4 million
% Investment Grade	79%
Avg. Remaining Lease Term	11.5 years
Occupancy	100%
No. of Properties	692
No. of Tenants	49
No. of Industries	20
States	44 + PR
Enterprise Value	$3.1 billion

Assertion:

ARCP’s proposed exchange ratio undervalues CCPT III on a relative basis to ARCP due to its superior asset and earnings quality, and relative earnings and asset value contribution - Cole Holdings believes this approach defies financial logic.

Fact:

Simply put, ARCP is offering a minimum 20% premium with potential upside to the original CCPT III offering price of $10.00 per share. ARCP’s proposal is based solely on publicly available information. What “defies financial logic” is the steadfast refusal by CCPT III’s board directors, Goldman Sachs and its other advisors to engage ARCP and its advisors, or make public more recent financial information (i.e., CCPT III’s filing of its 10-K), so that ARCP and CCPT III stockholders can fully calculate the value of CCPT III.

Assertion:

CCPT III stockholders would own the vast majority of the combined entity - given the relative values and sizes of the entities, ARCP is not proposing to acquire CCPT III but is essentially asking to be acquired.

Fact:

Cole is entirely familiar with ARCP’s acquisition structure, which is similar to the Cole Credit Property Trust II, Inc. - Spirit Realty Corp. (“SRC”) transaction, which results in SRC as the surviving entity, owning and managing the combined company’s assets. Similarly, ARCP survives with CCPT III stockholders owning a meaningful interest in the combined company and ARCP management continuing in place. If the SRC transaction structure was acceptable to Cole just months ago, our proposed structure and approach should be entirely satisfactory today.

Assertion:

The cash component of the ARCP proposal would result primarily from leveraging the CCPT III balance sheet. CCPT III stockholders would effectively be paying themselves, and the combined company would bear an unsustainable public markets leverage profile that is likely to lead to significant future dilution to CCPT III stockholders.

Fact:

This is factually incorrect. ARCP’s proposal is 80% stock and 20% cash, with the $1.15 billion cash component being fully funded and immediately available under ARCP’s existing credit facility. ARCP recently expanded its credit facility to $1.65 billion (accordion to $2.5 billion) and would not rely on CCPT III’s balance sheet whatsoever. Furthermore, ARCP is one of the lowest levered REITs in the net lease sector.

Assertion:

Inaccurate claims of “undue complexity” fail to recognize that CCPT III’s purchase of Cole Holdings will provide management continuity and a seamless integration of the industry-leading management team that acquired and presently manages the CCPT III portfolio.

Fact:

The Cole internalization transaction complexities lie in the many and varied sources of non-real estate income derived from Cole’s advisory, asset management and heavily-regulated FINRA-registered broker-dealer securities businesses (each of which could result in non-REIT qualifying taxable income). These are two unusual business units, which is a complexity not typically found in a conventional exchange-traded REIT. Furthermore, CCPT III has conspicuously failed to include the annex to its merger agreement containing the valuation of Cole’s businesses in its publicly available filings.

Assertion:

The ARCP proposal is illusory because the stated consideration is predicated upon CCPT III overriding its prior determinations and disregarding its obligations in respect of the pending transaction to acquire Cole Holdings.

Fact:

CCPT III’s board of directors should be held to their fiduciary duty to represent their stockholders’ best interests. Despite having entered into a merger agreement with the unusual exclusion of a customary fiduciary out provision, nothing prevents both parties from mutually agreeing to terminate the internalization and to accept ARCP’s superior offer. In light of these hurdles and the bona fide terms of ARCP’s offer, it is clear that ARCP’s proposal is tangible, not illusory, and that Cole’s resistance to it is purely self-interested.

In summary, we believe the goal of every sponsor in the non-traded REIT industry should be to provide investors with a profitable and timely full-cycle liquidity event in accordance with the terms of the relevant offering prospectuses, which includes value creation and total return on equity to stockholders. We believe this process between ARCP and CCPT III does not have to be adversarial – it is ARCP’s desire to enter into a constructive, collaborative and productive dialogue in order to reach a mutually agreeable transaction. We believe the immediate engagement by the CCPT III board of directors, Goldman Sachs and its other advisors with ARCP and its advisors would be the most prudent and efficient method to maximize total return for CCPT III’s stockholders.

ARCP remains committed to its proposal, which offers CCPT III stockholders certainty of a minimum 20% capital gain on their original investment. ARCP did not impose upon CCPT III the decision to search for liquidity – CCPT III’s board of directors began its evaluation of various liquidity options prior to accepting Cole’s internalization. ARCP is merely offering a superior alternative to the affiliated / related party transaction being forced upon CCPT III’s stockholders without a vote. ARCP’s proposal presents certainty of a strong total return for CCPT III’s stockholders and provides Cole with the opportunity to continue to raise capital and advise non-traded REITs as a private company without the public scrutiny of a volatile revenue stream. In addition, accepting ARCP’s proposal benefits Cole by demonstrating its ability to complete a highly successful liquidity event for CCPT III stockholders.

Most importantly, and notwithstanding ARCP’s superior offer, we cannot understand why the CCPT III independent directors would agree to any transaction that would deprive CCPT III stockholders of a voice and a choice in a matter of such importance, particularly as to an affiliated transaction where management is being paid a fee in excess of $120 million in advance of any theoretical liquidity event returning CCPT III stockholders’ money.

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com.

Additional Information about the Proposed Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication relates to a business combination transaction with CCPT III proposed by ARCP, which may become the subject of a registration statement filed with the Securities and Exchange Commission (“SEC”). This material is not a substitute for the proxy statement/prospectus ARCP would file with the SEC regarding the proposed transaction if such a negotiated transaction with CCPT III is reached or for any other document which ARCP may file with the SEC and send to ARCP’s or CCPT III’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF ARCP AND CCPT III ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Such documents would be available free of charge through the website maintained by the SEC at www.sec.gov or by directing a request to the ARCP Investor Relations Department, 405 Park Avenue, New York, New York 10022. Copies of such documents filed by ARCP with the SEC also will be available free of charge on ARCP’s website at www.arcpreit.com.

Participants in Solicitation

ARCP, AR Capital, LLC and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from ARCP’s and CCPT III’s stockholders in respect of the proposed transaction. Information regarding ARCP’s directors and executive officers can be found in ARCP’s definitive proxy statement filed with the SEC on May 4, 2012, as modified by ARCP’s current reports on Form 8-K filed with the SEC on October 17, 2012 and March 6, 2013. Additional information regarding the interests of such potential participants will be included in any proxy statement/prospectus and other relevant documents filed with the SEC in connection with the proposed transaction if and when they become available.

All information in this communication concerning CCPT III, including its business, operations and financial results was obtained from public sources.  While ARCP has no knowledge that any such information is inaccurate or incomplete, ARCP has not had the opportunity to verify any of that information.

Forward-Looking Statements

Information set forth in this communication (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934), which reflect ARCP’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors, many of which are outside ARCP’s control, that could cause actual results to differ materially from those contained in the forward-looking statements. Such risks and uncertainties relating to the proposed transaction include, but are not limited to, CCPT III’s failure to accept ARCP’s proposal and enter into definitive agreements to effect the transaction, whether and when the proposed transaction will be consummated, the new combined company’s plans, market and other expectations, objectives, intentions, as well as any expectations or projections with respect to the combined company, including regarding future dividends and market valuations, and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain regulatory and stockholder approvals for the transaction; market volatility; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; ARCP’s ability to achieve the cost-savings and synergies contemplated by the proposed transaction within the expected time frame; ARCP’s ability to promptly and effectively integrate the businesses of CCPT III and ARCP; disruption from the proposed transaction making it more difficult to maintain relationships with tenants; the business plans of the tenants of the respective parties; continuation or deterioration of current market conditions; and future regulatory or legislative actions that could adversely affect the companies. Additional factors that may affect future results will be contained in ARCP’s filings with the SEC from time to time. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

Tom Johnson / Ian Campbell	Brian S. Block, EVP & CFO
Abernathy MacGregor	American Realty Capital Properties, Inc.
tbj@abmac.com / idc@abmac.com	bblock@arlcap.com
Ph: 212-371-5999 / 213-630-6550	Ph: 212-415-6500

Anthony J. DeFazio
Diccicco Battista Communications
tdefazio@dbcworks.com
Ph: 484-342-3600